GEEKNET ANNOUNCES SECOND QUARTER FINANCIAL RESULTS AND DEPARTURE OF PRESIDENT AND CEO SCOTT KAUFFMAN

•	Ken Langone Named Executive Chairman and Interim CEO

•	Board of Directors approves 1:10 Reverse Stock Split Subject to Shareholder Approval

•	Announces Change in Ticker Symbol to GKNT Effective Thursday, August 5, 2010

MOUNTAIN VIEW, Calif., August 4, 2010 -- Geeknet, Inc. (Nasdaq: LNUX), the online network for the global geek community, today announced financial results for the quarter ended June 30, 2010 and the resignation of President and CEO Scott Kauffman.  The Company also announced that Chairman of the Board Ken Langone has been named Executive Chairman and Interim CEO.

Total revenue for the second quarter of 2010 was $15.3 million compared to $11.8 million of revenue for the second quarter of 2009.  Net loss for the second quarter of 2010 was $2.5 million or $0.04 per share compared to a net loss of $3.6 million or $0.06 per share, for the same period a year ago.

Adjusted EBITDA loss for the second quarter of 2010 was $1.3 million, compared to an adjusted EBITDA loss of $1.2 million for the same period a year ago.  A reconciliation of net lossas reported to adjusted EBITDA loss is included in this release.

Second Quarter Highlights:

•
E-commerce revenue increased 42 percent to $10.6 million for the second quarter of 2010, compared to $7.4 million for the second quarter of 2009.  E-commerce orders shipped increased by 43 percent in the second quarter of 2010 as compared with the same period last year.

•
Media revenue increased 9 percent to $4.8 million for the second quarter of 2010, compared to $4.3 million for the second quarter of 2009.  Revenue for the second quarter of 2010 included $2.4 million from our premium advertising products compared to $1.6 million of revenue from premium advertising products for the same period last year.

•	Total cash and investments at the end of the second quarter 2010 was $28.0 million.

“Both our ecommerce and media business grew in the second quarter, resulting in a 30% combined top-line increase,” said Ken Langone, Executive Chairman, Geeknet.  “ThinkGeek continued its tremendous success, driving strong results across the board. Our media business is gaining traction with modest year-over-year growth as we continue to improve the underlying metrics and expand our premium advertising.”

The Company also today announced that Scott Kauffman has resigned as the company's President and Chief Executive Officer, and as a member of the Board of Directors, to pursue other opportunities. Ken Langone, who is currently a member and Chairman of the Board of Directors, has been appointed as the Executive Chairman. "We thank Scott for his contributions to Geeknet over the past eighteen months. Scott will serve as an advisor to me through a transition period yet to be determined," Langone commented. "We wish him the best in his new endeavors."

On August 3, 2010, the Board of Directors approved a 1:10 reverse split of our common stock.  The split is subject to stockholder approval which is expected to occur in the fourth quarter.

Effective August 5, 2010, the Company’s NASDAQ ticker symbol will be changed from LNUX to GKNT.

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at geek.net/cyresults.

A conference call and audio webcast will be held at 1:30 p.m. PT or 4:30 p.m. ET on August 4, 2010 and may be accessed by calling (877) 348-9353 or (253) 237-1159outside the U.S., or by visiting geek.net/investors. An audio replay will be available between 6:30 p.m. PT on August 4, 2010 and 11:59 p.m. PT on August 11, 2010 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 85874596.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA.  Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance.  Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance.  In addition, we have historically reported adjusted EBITDA to the investment community.  We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net loss which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, restructuring charges and depreciation and amortization.  The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization.  We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature.  In addition, when we compute adjusted EBITDA we exclude stock-based compensation, restructuring charges and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations.  Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Restructuring costs are excluded from adjusted EBITDA because they represent non-cash charges which are not representative of our core operations.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, Geek.com, Ohloh and freshmeat. We serve an audience of 48 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*July 2010 Unique Visitors 48.4M. Source: Google Analytics and Omniture)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, Geek.com, Ohloh and freshmeatare trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding the growth strategies and prospects for our online media and e-commerce businesses.  Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: shareholder approval or rejection of the Board approved reverse stock split, impact of the Company’s new ticker symbol, success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors.  Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the period ending March 31, 2010, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

Investor Relations Contact:
The Blueshirt Group
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com
Phone: (415) 217-7722

Media Contact:
Tracey Parry, geeknet@airfoilpr.com
Airfoil Public Relations
Phone: (650) 691-7302

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Media revenue	$4,751	$4,341	$9,046	$8,118
E-commerce revenue	10,558	7,444	20,942	14,038
Net revenue	15,309	11,785	29,988	22,156

Media cost of revenue	1,831	1,718	3,612	3,625
E-commerce cost of revenue	8,792	6,152	17,610	11,762
Cost of revenue	10,623	7,870	21,222	15,387
Gross margin	4,686	3,915	8,766	6,769

Operating expenses:
Sales and marketing	3,551	1,952	6,713	4,267
Research and development	1,613	2,078	3,143	3,672
General and administrative	2,049	2,244	4,173	4,349
Amortization of intangible assets	114	27	205	27
Restructuring	(101)	-	(101)	-
Total operating expenses	7,226	6,301	14,133	12,315
Operating loss	(2,540)	(2,386)	(5,367)	(5,546)
Interest and other income (expense), net	22	(1,231)	27	(5,561)
Loss before income taxes	(2,518)	(3,617)	(5,340)	(11,107)
Income tax benefit	(12)	(31)	(13)	(95)
Net loss	$(2,506)	$(3,586)	$(5,327)	$(11,012)

Earnings per share:
Basic and diluted	$(0.04)	$(0.06)	$(0.09)	$(0.18)

Shares used in computing earnings per share:
Basic and diluted	60,288	59,916	60,209	61,618

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Reconciliation of net loss as reported to adjusted EBITDA loss:
Net loss - as reported	$(2,506)	$(3,586)	$(5,327)	$(11,012)
Reconciling items:
Interest and other income (expense), net	(22)	1,231	(27)	5,561
Income tax benefit	(12)	(31)	(13)	(95)
Stock-based compensation expense included in COGS	76	87	157	154
Stock-based compensation expense included in Op Ex.	675	540	1,273	1,154
Restructuring	(101)	-	(101)	-
Depreciation and amortization	561	555	1,089	1,158
Adjusted EBITDA loss	$(1,329)	$(1,204)	$(2,949)	$(3,080)

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$24,971	$28,943
Short-term investments, including restricted cash of $0 and $1,000, respectively	3,015	10,408
Accounts receivable, net	4,694	4,299
Inventories	6,895	5,280
Prepaid expenses and other current assets	2,963	3,564
Total current assets	42,538	52,494
Property and equipment, net	4,731	2,569
Other long-term assets	5,716	5,088
Total assets	$52,985	$60,151

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,919	$5,763
Deferred revenue	1,189	928
Accrued liabilities and other	2,377	3,854
Accrued restructuring liabilities	-	1,238
Total current liabilities	8,485	11,783
Other long-term liabilities	94	103
Total liabilities	8,579	11,886

Stockholders' equity:
Common stock	61	61
Treasury stock	(590)	(492)
Additional paid-in capital	800,488	798,917
Accumulated other comprehensive income	8	13
Accumulated deficit	(755,561)	(750,234)
Total stockholders' equity	44,406	48,265
Total liabilities and stockholders' equity	$52,985	$60,151

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three months ended		Six Months ended
	June 30,		June 30,
	2010	2009	2010	2009

Cash flows from operating activities:
Net loss	$(2,506)	$(3,586)	$(5,327)	$(11,012)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	561	555	1,089	1,158
Stock-based compensation expense	751	627	1,430	1,308
Provision for bad debts	-	87		87
Provision for excess and obsolete inventory	(3)	21	14	13
Loss on sale of assets	-	1,246	18	1,020
Impairment of investments	-	-	-	4,585
Non-cash restructuring	(101)	-	(101)	-
Changes in assets and liabilities:
Accounts receivable	(432)	192	(395)	1,077
Inventories	(1,457)	(303)	(1,629)	(13)
Prepaid expenses and other assets	(419)	230	83	260
Accounts payable	1,253	838	(844)	(1,784)
Deferred revenue	228	105	261	124
Accrued liabilities and other	(465)	(306)	(1,477)	(636)
Accrued restructuring liabilities	(417)	(677)	(1,137)	(1,363)
Other long-term liabilities	(5)	21	(9)	23
Net cash used in operating activities	(3,012)	(950)	(8,024)	(5,153)

Cash flows from investing activities:
Change in restricted cash	1,000	-	1,000	-
Purchase of property and equipment	(2,015)	(184)	(3,063)	(250)
Maturities or sale of marketable securities	7,100	-	7,200	559
Business acquisitions, net of cash acquired	(1,000)	(2,613)	(1,000)	(2,613)
Proceeds from sale of intangible assets, net	-	-	-	172
Purchases of intangible assets	(109)	-	(122)	-
Net cash provided by (used in) investing activities	4,976	(2,797)	4,015	(2,132)

Cash flows from financing activities:
Proceeds from issuance of common stock	113	-	141	4
Repurchase of common stock	(98)	(3,127)	(98)	(3,127)
Net cash provided by (used in) financing activities	15	(3,127)	43	(3,123)
Effect of exchange rate changes on cash and cash equivalents	(4)	-	(6)	-
Net increase (decrease) in cash and cash equivalents	1,975	(6,874)	(3,972)	(10,408)
Cash and cash equivalents, beginning of period	22,996	36,977	28,943	40,511
Cash and cash equivalents, end of period	$24,971	$30,103	$24,971	$30,103